UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 16, 2007
AMERICAN SKIING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13057	04-3373730

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (435) 615-0340
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On July 15, 2007, American Skiing Company (the “Company”) and its subsidiary ASC Utah, Inc. (“ASC Utah”) entered into a purchase agreement (the “Purchase Agreement”) with Talisker Corporation and Talisker Canyons Finance Co LLC (together, “Talisker”) pursuant to which the Company has agreed to sell, and Talisker has agreed to purchase, all of the Company’s stock in ASC Utah, the owner and operator of The Canyons ski resort (“The Canyons”) and all of the Company’s stock in American Skiing Company Resort Properties, Inc. (“ASCRP”), which has certain contractual rights and liabilities which relate to The Canyons. The purchase price to be paid for ASC Utah and ASCRP by Talisker is $100 million (plus the assumption of approximately $0.6 million in debt), payable in cash. The purchase price is subject to certain customary adjustments, including certain earnings adjustments, set forth in the Purchase Agreement. Talisker’s obligations under the Purchase Agreement are secured in part by a $10 million good faith deposit, which is non-refundable except in circumstances set forth in the Purchase Agreement.
     The closing of the sale of The Canyons resort is subject to the satisfaction of customary contingencies, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as the consent of certain third parties pursuant to the terms of their material agreements with ASC Utah.
     The Purchase Agreement contains customary representations, warranties, covenants and agreements of the parties, including covenants made by ASC Utah with respect to the operation of ASC Utah’s business in the ordinary course between signing and closing, public disclosure, employee matters, non-solicitation of employees and similar matters. The representations and warranties of the parties to the Purchase Agreement generally survive the closing of the sale of The Canyons for a period of one year and certain representations and warranties either do not survive the closing, survive indefinitely or survive until the expiration of the applicable statute of limitations. In addition, following consummation of the sale, Talisker will assume responsibility for, and will indemnify the Company from any expense or claim in connection with, litigation currently pending among the Company, ASC Utah, ASCRP and Wolf Mountain Resorts, LC relating to The Canyons, as well as certain other matters relating to The Canyons. The Purchase Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties, covenants and agreements. The Company’s indemnification obligations under the Purchase Agreement are generally subject to a $1 million deductible threshold and a $2 million cap (inclusive of the deductible).
     The Purchase Agreement may be terminated by mutual agreement of the parties or by either party upon a breach that remains uncured for 30 days notice or if the transaction is not consummated by December 31, 2007. Talisker may extend the December 31, 2007 closing deadline to May 31, 2008 in certain circumstances if it has not obtained certain consents.
     The Company presently anticipates that the transaction will close on or before September 29, 2007.
     Certain statements contained in this Report constitute forward-looking statements under U.S. federal securities laws. These forward-looking statements reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this Report are made only as of the date of this Report and we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances other than as required by applicable federal securities laws.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

Exhibit 99.1	Press Release dated July 16, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 16, 2007	American Skiing Company
	By:	/s/ Foster A. Stewart, Jr.
		Name:	Foster A. Stewart, Jr.
		Title:	Senior Vice President and General Counsel

INDEX TO EXHIBITS
99.1	Press Release dated July 16, 2007

4